Exhibit 10.72

THE HANOVER INSURANCE GROUP, INC.

PERFORMANCE BASED RESTRICTED STOCK UNIT AGREEMENT

This Performance Based Restricted Stock Unit Agreement (the “Agreement”) is made as of this ____ day of February, 2006 by and between THE HANOVER INSURANCE GROUP, INC., a Delaware corporation (the “Company”), and _______________, (“the Participant”).

P R E A M B L E

WHEREAS, pursuant to the terms of The Hanover Insurance Group, Inc. Amended Long-Term Stock Incentive Plan (the “Plan”), the Committee (as defined in the Plan) has agreed to give to the Participant, subject to the terms and conditions of the Plan and this Agreement, an award of _____ performance based restricted stock units (the “PBRSUs”); and

WHEREAS, the PBRSUs will be subject to certain restrictions, the attainment of certain performance criteria and other terms and conditions as set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	PBRSU. The Company hereby construes this Agreement as the documentation representing Participant’s interest in the PBRSUs, provided the Participant delivers to the Company an executed copy of this Agreement.

Based upon the foregoing, the Participant has an interest in _____ PBRSUs. Subject to the provisions of paragraph 7, each PBRSU is equivalent to and automatically transferable into one Share (as defined in the Plan) on the date a PBRSU vests.

2.	Vesting. The PBRSUs shall vest as set forth below.

a.	One half of the PBRSUs shall vest on February ___, 2008 provided:

i)	The Participant completes the goal set forth on Schedule A. The completion of the goal shall be determined by the Compensation Committee of the Company’s Board of Directors. The goal must be completed by December 31, 2006; and

ii)	The Participant is in an active employment status with the Company or one of its subsidiaries or affiliates during the two year vesting period and on the date the PBRSUs vest. The term “active employment” shall include any period of time that the Participant is on short term disability as defined under the terms of the Company or any affiliate’s applicable short-term disability plan or policy.

b.	The remaining one half of the PBRSUs shall vest 50% on February ___, 2008 and 50% on February ___, 2009 provided:

i)	The Company obtains an average two year return on equity as set forth in Schedule B. The actual number of units that shall vest shall be in accordance with the material set forth in Schedule B; and,

ii)	The Participant is in an active employment status with the Company or one of its subsidiaries or affiliates during the applicable vesting period and on the date the PBRSUs vest. The term “active employment” shall include any period of time that the Participant is on short term disability as defined under the terms of the Company or any affiliate’s applicable short-term disability plan or policy.

3.	Termination. Upon the termination of Participant’s employment with the Company or one of its affiliates for whatever reason, whether with or without cause, for good reason or otherwise, any non-vested PBRSUs shall be returned to the Company for no consideration.

4.	Disability. In the event Participant has a disability (as such term is defined in the Plan) then any time that the Participant is in such status shall not be counted in determining whether Participant has provided the required years of active service for purpose of vesting of the PBRSUs. Vesting of the PBRSUs shall be suspended during such period that the Participant is in a disability status, but vesting shall resume upon the Participant’s return to active employment. Provided the Participant has satisfied the requirements of Section 2.a.i), the PBRSUs issued pursuant to Section 2.a. shall vest upon the completion of two years of active employment. Provided the requirements of Section 2.b.i) have been satisfied, the PBRSUs issued pursuant to Section 2.b. shall vest upon the completion of two years of active employment for 50% of the units and upon completion of three years of active employment for the remaining portion.

5.	Retirement. In the event of Participant’s Normal Retirement (as said term is defined in the Plan) the Participant shall vest in the PBRSUs as follows:

i)	No vesting shall occur, pursuant to Section 2.a. if Participant has not completed his/her goal in accordance with Section 2.a.i);

ii)	If the Participant completed his/her goal but is not employed on February ___, 2008, a pro-rata portion of the PBRSUs, issued pursuant to Section 2.a., will vest on February __, 2008. For purposes of this subsection, the pro-ration of the PBRSUs that vest on February __, 2008, pursuant to Section 2.a., shall be determined by dividing the number of days that the Participant was employed since the date of this Agreement by 730 and applying this percentage to the PBRSUs that vest on February __, 2008, pursuant to Section 2.a.

iii)	If the Company, in accordance with Schedule B, obtains an average return on equity that generates an award of PBRSUs, all as more fully set forth on Schedule B, and the Participant retires in accordance with the definition of Normal Retirement before the February __, 2008 and/or the February __, 2009 vesting date, then the Participant shall receive a pro-rata portion of the PBRSUs that will vest, pursuant to the provisions of Section 2.b., on February __, 2008 and/or February __, 2009. For purposes of this subsection, the pro-rata portion of the PBRSUs that vest on February __, 2008 shall be determined by dividing the number of days that the Participant was employed since the date of this Agreement by 730 and applying this percentage to the PBRSUs that vest on February __, 2008. The pro-rata portion of PBRSUs that vest on February __, 2009, shall be determined by dividing the number of days that the Participant was employed since the date of this Agreement by 1095 and applying this percentage to the PBRSUs that vest on February __, 2009.

iv)	Any PBRSUs that vest pro-rata pursuant to this section shall be distributed to the Participant on February __, 2008 and/or February __, 2009 as other participants receive their units / shares.

v)	In the event of Participant’s Early Retirement (as said term is defined in the Plan) prior to any PBRSUs becoming vested, the Participant shall return such non-vested PBRSUs to the Company for no consideration.

6.	Death. In the event Participant dies prior to any PBRSUs becoming fully vested, the Participant shall vest in the PBRSUs as follows:

i)	No vesting shall occur, pursuant to Section 2.a. if Participant has not completed his/her goal in accordance with Section 2.a.i);

ii)	If the Participant completed his/her goal but had died prior to February __, 2008, a pro-rata portion of the PBRSUs, pursuant to Section 2.a. will vest on February __, 2008. For purposes of this subsection, the pro-ration of the PBRSUs that vest on February __, 2008, pursuant to Section 2.a., shall be determined by dividing the number of days that the Participant was employed since the date of this Agreement by 730 and applying this percentage to the PBRSUs that vest on February __, 2008, pursuant to Section 2.a.

iii)

If the Company, in accordance with Schedule B, obtains an average return on equity that generates an award of PBRSUs, all as more fully set forth on Schedule B, and the Participant dies before the February __, 2008 and/or the February __, 2009 vesting date, then the Participant shall receive a pro-rata portion of the PBRSUs that will vest on February __, 2008 and/or February __,

2009 pursuant to the provisions of Section 2.b. For purposes of this subsection, the pro-rata portion of the PBRSUs that vest on February __, 2008 shall be determined by dividing the number of days that the Participant was employed since the date of this Agreement by 730 and applying this percentage to the PBRSUs that vest on February __, 2008. The pro-rata portion of PBRSUs that vest on February __, 2009, shall be determined by dividing the number of days that the Participant was employed since the date of this Agreement by 1095 and applying this percentage to the PBRSUs that vest on February __, 2009.

iv)	Any PBRSUs that vest pro-rata pursuant to this section shall be distributed to the Participant or his beneficiary on February __, 2008 and/or February __, 2009 as other participants receive their units/shares.

7.	Section 162(m). The Participant and the Company hereby agree to defer the Participant’s receipt of the PBRSUs (or some of the units) if, at the time the restrictions on any PBRSUs lapse, the Participant is or, in the sole opinion of the Company, may be a Covered Employee as that term is or may be defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)). The receipt of the PBRSUs (or some of the units) will be deferred until PBRSUs (or some of the units) can be distributed to the Participant without violating the provisions of Section 162(m). Notwithstanding the foregoing, if a deferral pursuant to the provisions of this section is a violation of Internal Revenue Code (“IRC”) section 409A, the Participant and the Company hereby agree to modify, to the extent possible, the deferral required hereunder such that it is in compliance with IRC section 409A.

8.	Change in Control. In the event of a Change in Control (as defined in the Plan), satisfaction of the performance goal pursuant to Section 2.a. and achievement of the target return on equity pursuant to Section 2.b. shall be assumed, and the PBRSUs shall vest pro-rata for the period between the grant date and the date of a Change in Control, in the manner consistent with the pro-ration method set forth in Sections 5 and 6 above.

9.	Shares Received in Certain Corporate Transactions. The terms of this Agreement shall apply to any units received by the Participant in exchange for the PBRSUs pursuant to a plan of merger, consolidation, recapitalization or reorganization of the Company. The terms of this Agreement shall also apply to any security received as a result of a stock split or stock dividend with respect to the PBRSUs and such securities shall become PBRSUs pursuant to the terms of this Agreement.

10.

Notices. Any notice required to be given hereunder will be deemed to be duly given on the date of delivery if delivered in person or three (3) days after the date of mailing if mailed by registered or certified mail, postage prepaid, return receipt requested, to the party or parties that are to receive such notice at the addresses indicated on the signature page of this Agreement. The address of Participant or the Company may be changed only by giving written notice to the other party of such change of address.

11.	Taxes. To the extent the lapse of restrictions results in the receipt of compensation by Participant for tax purposes, and the Company is required to withhold taxes on such compensation, the Company shall at its option withhold from such units, or the Shares which such units represent, a sufficient number of units/Shares to satisfy the minimum Federal, State and local tax withholding due, if any, and remit the balance of the units/Shares to the Participant.

12.	Dividend and Voting Rights. Due to the fact that the PBRSUs are subject to forfeitability contingencies based upon continued employment with Hanover or an affiliate, and on meeting the performance criteria all as set forth in on Schedule A and are not issued shares, the Participant will not be entitled to any dividends upon the PBRSUs or have any voting rights until and to the extent the PBRSUs vest and are exchanged for Shares.

13.	Non-Hire/Solicitation. As a condition of your eligibility to receive an award hereunder, you agree that you will not, directly or indirectly, during the term of your employment with Hanover or an affiliate, and for a period of one year thereafter, hire, solicit, entice away or in any way interfere with the Company’s or any of its subsidiaries’ or affiliates’ relationship with, any of its policyholders, customers, clients, agents, vendors, officers or employees, or in any way participate with, assist or encourage a third party to do so.

14.	Entire Agreement; Counterparts. This Agreement contains the entire understanding between the parties concerning the subject contained in this Agreement. Except for the Agreement, there are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto, relating to the subject matter of this Agreement, that are not fully expressed herein. This Agreement may be signed in one or more counterparts, all of which shall be considered one and the same agreement.

15.	Further Assurances. Each party to this Agreement agrees to perform all further acts and to execute and deliver all further documents as may be reasonably necessary to carry out the intent of this Agreement.

16.	Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, will not be affected, and such unenforceable provisions shall be automatically replaced by a provision as similar in terms as may be valid and enforceable.

17.	Construction. Whenever used in this Agreement, the singular number will include the plural, and the plural number will include the singular, and the masculine or neuter gender shall include the masculine, feminine, or neuter gender. The headings of the Sections of this Agreement have been inserted for purposes of convenience and shall not be used for interpretive purposes.

18.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

19.	Successors. The provisions of this Agreement will benefit and will be binding upon the assigns, successors in interest, personal representatives, estates, heirs and legatees of each of the parties hereto.

20.	Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, the nonbreaching parties would be irreparably harmed and could not be made whole by monetary damages. Each of the parties hereto accordingly agrees to waive the defense in any action for injunction or specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to an injunction or to compel specific performance of this Agreement.

21.	Amendment. This Agreement may only be amended by the written consent of both of the parties to this Agreement at the time of such amendment.

22.	Facsimile Signature. The Company may execute this Agreement by means of a facsimile signature.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

ADDRESS:	THE HANOVER INSURANCE GROUP, INC.

440 Lincoln Street	By:
Worcester, MA 01653	Name:
Title:
ADDRESS:
________________________________________________
Participant